Exhibit 99.2

BioTime and BioTime Acquisition Corporation Announce Combined $10 Million Financing

ALAMEDA, Calif.--(BUSINESS WIRE)--November 15, 2012--BioTime, Inc. (NYSE MKT: BTX) and its recently formed subsidiary BioTime Acquisition Corporation (BAC) jointly announced today that they have entered into a non-binding letter of intent for a $10 million investment from a private investor to provide financing for the recently announced proposed acquisition of Geron Corp.’s stem cell assets by BAC.

Under the terms outlined in the letter of intent, the investor will invest $5 million in BioTime by purchasing 1.35 million BioTime common shares at a purchase price of approximately $3.70 per share, and warrants to purchase 650,000 additional BioTime common shares with an exercise price of $5 per share and a three year term.

In addition, the investor will contribute $5 million in cash to BAC in exchange for shares of BAC common stock that, upon issuance, will represent approximately 7% of the BAC common stock then issued and outstanding, plus warrants to purchase approximately 350,000 additional shares of BAC common stock at an exercise price of $5 per share, with a three year term.

“This investment will provide BAC with financing to restart development of new products and technologies from the soon to be acquired stem cell assets,” stated Michael West, PhD, Chief Executive Officer of BioTime, Inc.

“We are very pleased to receive such financial support from an investor who shares our vision of the emerging field of regenerative medicine,” said Thomas Okarma, PhD, MD, BAC’s Chief Executive Officer. “We look forward to the opportunity to restart research and development and to continue the effort to bring cell replacement therapies to the many patients who need them.”

The letter of intent is not a binding agreement to complete the transactions. Consummation of the transactions is subject to the investor entering into definitive stock purchase agreements with BioTime and BAC, which agreements will contain additional terms and conditions.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

About BioTime Acquisition Corporation

BioTime Acquisition Corporation is a newly formed wholly owned subsidiary of BioTime, Inc., through which BioTime plans to pursue opportunities and acquire assets and businesses in the fields of stem cells and regenerative medicine.

This communication is for informational purposes only and does not constitute an offer to sell any shares of BAC common stock or warrants or any BioTime common shares or warrants. The BAC common stock and warrants and the BioTime common shares and warrants may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and or an applicable exemption from registration requirements.

BioTime Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime or BAC, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime or BAC, particularly those mentioned in cautionary statements that are found in public filings with the Securities and Exchange Commission, and other filings that BioTime or BAC may make with the Securities and Exchange Commission. BioTime and BAC each disclaim any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext. 301
jsegall@biotimemail.com